Exhibit 10.1

ACADIA Pharmaceuticals Inc.

Description of Outside Director Compensation Program

(Updated July 17, 2017)

The Board of Directors (the "Board") of ACADIA Pharmaceuticals Inc. ("ACADIA") has approved the following fees that are payable and options to be awarded to the non-management directors who are members of the Board:

Annual Retainer	$50,000
Additional Retainer for Board Chair	$30,000
Additional Retainer for Audit Chair	$20,000
Additional Retainer for Audit Member (non-Chair)	$10,000
Additional Retainer for Compensation Chair	$20,000
Additional Retainer for Compensation Member (non-Chair)	$10,000
Additional Retainer for Nominating and Corporate Governance Chair	$10,000
Additional Retainer for Nominating and Corporate Governance Member (non-Chair)	$ 5,000

Options	15,000 upon joining Board
15,000 annual grant thereafter
Commercial Committee	15,000 grant for 2017
Scientific Committee	15,000 grant for 2017

The Annual Retainer amounts are payable following the first meeting of the Board that follows the annual meeting of ACADIA's stockholders. Annual option grants to directors are made at the Board meeting following the annual meeting of stockholders in accordance with the provisions of stock option plans that have been approved by ACADIA's stockholders.  The annual retainer amount may be pro- rated for a director that joins the Board other than at the first meeting of the Board following the annual meeting of stockholders. Initial option grants made upon election to the Board vest over two years following the date of grant, and annual option grants vest at the rate of 1/4th each three months after the date of grant.  Commercial and Scientific Committee 2017 option grants will vest at the rate of 1/4th each three months after the date of the 2017 Annual Meeting of Stockholders.

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